Exhibit 99.1

           Information Incorporated By Reference From the Registration Statement

INTERESTS OF ISLAND'S DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS IN THE MERGER


     In considering the recommendation of Island's board of directors with respect to the merger, Island stockholders should be aware that some of Island's directors, current and former executive officers and principal stockholders have interests in the merger that are different from, or in addition to, the interests of Island stockholders generally. The boards of directors of both companies were aware of these interests and considered them in approving the merger and the merger agreement.


  GOVERNANCE STRUCTURE AND MANAGEMENT POSITIONS

     Pursuant to the terms of the merger agreement and the Island stockholders agreement, upon completion of the merger:

     - The board of directors of Instinet will be comprised initially of 13 members, including a representative nominated by each of three groups of Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners, respectively, each of which currently has a representative on Island's board of directors. For purposes of describing the arrangements among Instinet, Reuters and these Island stockholders after the merger, we refer to these Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners as the "principal Island stockholders." Each of these groups of principal Island stockholders will have the right to nominate one of these three directors. It is anticipated that the initial nominees will be C. Kevin Landry of TA Associates, Stephen Pagliuca of Bain Capital and Glenn H. Hutchins of Silver Lake Partners, each of whom is a current Island director. In most cases, upon a vacancy in the board seat held by one of these initial nominees, the appropriate principal Island stockholder will have the right to nominate a replacement director. The number of members of the board that the principal Island stockholders collectively will be entitled to nominate generally will increase proportionally with an increase in the size of the Instinet board. See "The Merger Agreement and Related Agreements -- Island Stockholders Agreement."

     - Edward J. Nicoll, chairman of Island, will serve as chief executive officer of Instinet and while serving in that capacity will also be a member of the board of directors.

     - The executive officers of Island will serve as the executive officers of the Instinet subsidiary resulting from the merger.

     - In connection with the signing of the merger agreement, Messrs. Nicoll and Andresen entered into binding letter agreements with Instinet describing the principal terms of their employment following the merger and providing for the waiver of some rights under their existing employment agreements. It is anticipated that additional executive officers of Island will enter into new employment arrangements with the Instinet subsidiary resulting from the merger that will provide for the terms of their employment with Island following the merger and, in some cases, the waiver of rights under their current employment agreements. Additional information regarding the terms of these agreements can be found under "Employment Agreements" below.

     Additional information regarding the terms of the Island stockholders agreement can be found under "The Merger Agreement and Related Agreements -- Island Stockholders Agreement." See also "The Merger -- Operations Following the Merger."

  REGISTRATION RIGHTS AGREEMENT

     The principal Island stockholders and some other significant Island stockholders have agreed to the principal terms of an agreement with Reuters and Instinet that, subject to a number of conditions, will provide them with rights to require Instinet to register the resale of the Instinet common shares that they receive in the merger. More details regarding the terms of this agreement can be found under "The Merger Agreement and Related Agreements -- Registration Rights Agreement."

  AGREEMENTS AND RELATIONSHIPS BETWEEN ISLAND AND DATEK

     Each of the principal Island stockholders and some other significant Island stockholders are also principal stockholders of Datek Online Holdings Corp., and a substantial majority of the members of the board of directors of Island, including each of Messrs. Nicoll, Landry, Pagliuca and Hutchins, are also members of the board of directors of Datek. Mr. Nicoll is also the chief executive officer of Datek. Datek is currently a significant stockholder of Island, although it is anticipated that Datek will distribute its Island common shares to Datek's stockholders and some of its option holders in connection with the completion of the pending merger between Ameritrade Holding Corporation and Datek. Based on information made publicly available through filings with the SEC in connection with the Ameritrade/Datek merger, it is anticipated that each of Messrs. Landry, Pagliuca and Hutchins will be a member of the board of directors of the company resulting from the merger of Ameritrade and Datek.

     Datek has issued to various of its directors, officers and employees stock appreciation rights with respect to Island common stock. Subject to certain conditions, upon exercise of one of these stock appreciation rights, Datek must deliver cash in an amount equal to the excess of the market value of an Island common share over the exercise price. Based on information made available by Datek in connection with the execution of the merger agreement, as of June 9, 2002, Datek stock appreciation rights with respect to an aggregate of 1,096,641 Island Class A common shares were outstanding with a weighted average exercise price of $1.184. To support its obligations under these stock appreciation rights, Datek has entered into two hedge option agreements with Island under which Datek has purchased a series of options to buy from Island, subject to specified conditions, Class A common shares in numbers and at exercise prices equivalent to those of the corresponding stock appreciation rights. These hedge options were taken into account in determining the total number of Instinet common shares issuable in connection with the merger.

     Island was once a subsidiary of Datek. While a subsidiary of Datek, Island's results of operations were included in Datek's consolidated U.S. federal income tax return and some state tax returns through December 15, 2000. During this period, tax responsibilities were allocated between Island and Datek under an intercompany tax allocation agreement dated July 20, 1999. Because Island is no longer a member of Datek's consolidated group, this agreement has no further effect other than with respect to future obligations attributable to periods prior to December 15, 2000.

     Island and Datek are parties to a number of other agreements, including the following:

     - Island and Datek, or their respective subsidiaries, are parties to two agreements relating to clearing arrangements. Under a securities clearance service agreement dated July 1999, iClearing, a wholly-owned subsidiary of Datek, acts as the clearing agent for Island ECN and in such capacity performs traditional settlement functions. Under a securities clearance service agreement dated January 2, 2001, iClearing also provides clearing services to Island Execution Services LLC. During 2001, Island recognized clearing fee expenses of $17.7 million in connection with these arrangements.

     - Datek, including its subsidiaries, is one of Island's subscriber customers. During 2001, Datek was the source of 10.7% of the share volume on Island's marketplace, and Island received $5.8 million in transaction fees from Datek and paid $6.4 million in ECN rebates to Datek.

     - In 2001, Island entered into transition services agreements with Datek under which Datek provides administrative, financial, human resources, employee benefit programs and other services and office and other space to Island. In 2001, Island also entered into an agreement with Datek giving Island non-exclusive rights to use a portion of Datek's New Jersey data center to operate Island's computer and communications systems located there. During 2001, Island paid Datek approximately $830,000 under these agreements.

     - Island currently holds a number of technology licenses from Datek and its subsidiaries, and it is anticipated that the parties will enter into good faith negotiations relating to new technology licensing agreements under which Island would obtain a license to Datek's order routing related technology, including the technology commonly known as Watcher.

     - Datek and some of its stockholders, directors, officers and other employees are parties to various stock purchase agreements with Island in respect of their purchase of shares of Island common stock. Some of Datek's directors, officers or employees hold options to purchase shares of Island common stock.

     Datek is also a party to other agreements relating to Island, including the following:

     - Based on information made publicly available through filings with the SEC in connection with the Ameritrade/Datek merger, at December 31, 2001, Datek had promissory notes receivable from some of its current and former employees in aggregate principal amount of approximately $700,000 relating to loans made to employees for the purchase of Island common shares. These notes are secured by the Island common shares purchased with the proceeds of those loans under stock pledge agreements between Datek and those employees.

  EMPLOYMENT AGREEMENTS


     Each of the executive officers of Island (including Joshua Levine, who recently stepped down as an executive officer of Island, but continues to be an Island employee) is currently party to an employment agreement with Island. In addition, Mr. Nicoll is currently party to an employment agreement with Datek. Each of these agreements entitles the individual to receive payments and benefits in the event of some terminations of employment, as described below. As described below, Mr. Nicoll and Mr. Andresen have also agreed to enter into new employment agreements with Instinet and Instinet's Island subsidiary, respectively.


     Nicoll and Andresen Arrangements. Pursuant to binding letter agreements entered into with Instinet, Mr. Nicoll has agreed to enter into a new employment agreement with Instinet and Mr. Andresen has agreed to enter into a new employment agreement with Instinet's Island subsidiary resulting from the merger, in each case, on the terms summarized in the letter agreement. Each executive has also acknowledged in his letter agreement that the changes anticipated to be made to such executive's title and responsibilities in connection with the merger will not constitute "good reason" to terminate employment. Pursuant to the letter agreements, each executive also waived some rights under his existing employment agreement, including the right to resign (other than Mr. Nicoll's right to resign from Datek) with or without "good reason," as defined in such executive's current employment agreement, and receive severance compensation or benefits. In addition, Mr. Nicoll waived his right to accelerated vesting of all of his options to purchase Island Class A common shares at the time of the merger and the extension of the exercise period of such options.

     Pursuant to the new employment agreements, Mr. Nicoll will serve as chief executive officer of Instinet and Mr. Andresen will serve as chief operating officer of the Instinet subsidiary resulting from the merger. Each employment agreement will specify an annual base salary and provide that the executive will be eligible to receive a target annual bonus based on achievement of specified performance objectives. For calendar year 2002, each executive will be entitled to a pro-rated minimum bonus. In the event of a termination of either executive's employment by his employer without"cause" (as defined in the new employment agreement) or by the executive for "good reason" (as so defined), the employment agreements will provide that the executive is entitled to severance compensation and benefits principally consisting of eighteen months' salary, annual bonus and medical benefits. The executives will be subject to customary non-competition and non-solicitation restrictions following termination.

     The new employment agreements will also provide for the grant, on the closing date of the merger, to Messrs. Nicoll and Andresen of a one-time special retention grant of options to purchase 575,000 and 150,000 Instinet common shares, respectively, at an exercise price per share equal to the closing price of Instinet common shares on the last trading day prior to the date of grant. The special options will generally become vested in increments, over the four and one-half year period, in the case of Mr. Nicoll, and the four year period, in the case of Mr. Andresen, following the date of the merger. All other terms of the options will be governed by the Instinet 2000 Stock Option Plan. Messrs. Nicoll and Andresen will also be eligible to receive annual option grants under the Instinet 2000 Stock Option Plan, beginning in February 2003, in accordance with the general compensation policies of Instinet, provided that Mr. Nicoll will receive options to purchase at least 300,000 Instinet common shares in February 2003.

     Mr. Nicoll's new employment agreement provides that he will not sell any Instinet common shares for eighteen months following the merger (other than in connection with the payment of taxes on the exercise of options). Mr. Andresen's new employment agreement provides that he will not sell more than 150,000 Instinet common shares during the twelve months following the merger.

     Other Executive Officers. Pursuant to current employment agreements with each of Island's other executive officers, each such executive is entitled to severance compensation and benefits in the event of the termination of such executive's employment by Island without "cause" (as defined in the executive's employment agreement) or such executive's resignation for "good reason" (as so defined). In addition, each of William Sterling, Mr. Levine, Christopher Concannon and Andrew Goldman is entitled to severance compensation and benefits in the event that he resigns for any reason within six months following the completion of the merger. It is anticipated that some or all of these executives will waive some of their rights under their current employment agreements, including the right to resign without good reason and receive severance compensation and benefits, and enter into new employment agreements with the subsidiary of Instinet resulting from the merger, although no assurances can be given that any such waivers will be obtained or new agreements entered into.

     Under their current agreements, the severance payable to Messrs. Sterling or Levine in the event of a qualifying termination described above is generally equal to continued salary and annual bonus for the longer of twelve months and the remaining term of the executive's employment agreement. In the case of Messrs. Concannon or Goldman, in the event of such executive's resignation within six months following completion of the merger, such executive would be entitled to continued salary for the longer of twelve months and the remaining term of the executive's current employment agreement and in the event of any other qualifying termination of such executive's employment, such executive would be entitled to continued salary for the longer of six months and the remaining term of the executive's current employment agreement. In the case of a qualifying termination of any of Island's other seven executives, such executive would be entitled to continued salary for the longer of six months and the remaining term of the executive's current employment agreement. Each executive would also be entitled to continued welfare benefits generally for the period following termination that the executive receives continued salary. In addition, under the current agreements with Messrs. Sterling and Levine, each such executive is entitled to certain tax gross-up payments in the event that the payments or benefits received by such executive are subject to the excise tax on parachute payments imposed under the Internal Revenue Code.

 OTHER INTERESTS

     Island's directors and executive officers also have the following interests in the merger that are different from Island stockholders' interests generally:

     - Island may, at Instinet's expense up to a specified limit, acquire additional directors' and officers' liability insurance (or extend existing policies) to cover claims against current and former Island directors and officers arising from events occurring prior to completion of the merger for a period of up to six years. Following completion of the merger, Instinet will provide individuals who are former Island directors or officers who become directors or officers of Instinet with the benefit of the same insurance policies and indemnities as are made available to other directors and officers of Instinet. Following completion of the merger, Instinet will cause the certificates of incorporation and bylaws of Island and its subsidiaries to contain provisions providing for mandatory exculpation and indemnification of Island's directors and officers to the fullest extent permitted by applicable law.


     - Vested Island stock options do not become exercisable until the occurrence of a liquidity event such as the merger. Outstanding Island stock options with respect to an aggregate of 817,130 Island Class A-1 common shares held by Island's directors and executive officers (including one former executive officer), will become exercisable to the extent otherwise vested in accordance with their terms at and after the effective time of the merger, as shown in the table below.



                                      TOTAL AFFECTED     PORTION THAT WILL HAVE
                                          STOCK           VESTED WITHIN 60 DAYS
                                         OPTIONS            OF AUGUST 1, 2002
                                      --------------     ----------------------

Matthew Andresen....................     195,600                 71,858.34
Christopher Concannon...............      39,300                  6,103.33
Rodney Faragalla....................      33,100                  4,331.67
John Fay............................      35,000                  2,500.00
Andrew Goldman......................      47,300                  6,408.33
John Hillen.........................      48,400                  5,850.00
Joshua Levine.......................     121,200                 76,633.34
Edward J. Nicoll....................      50,000                      0.00
Cameron Smith.......................      69,450                  8,758.33
William Sterling....................     172,780                 31,738.33
                                         -------                ----------
     Totals.........................     817,130                214,186.67


      The stock options held by these individuals, to the extent not exercised immediately prior to completion of the merger, will be converted at the effective time into equivalently vested and exercisable options to purchase Instinet common shares, subject to adjustment to reflect the value of the consideration to be paid to Island stockholders in the merger. In general, the unvested options become vested over time based on continued service of the executive officer or director.

     - Vested stock appreciation rights issued by Datek do not become exercisable until the occurrence of a liquidity event such as the merger. Mr. Nicoll holds stock appreciation rights issued by Datek with respect to an aggregate of 136,790 Island common shares. These stock appreciation rights (and similar stock appreciation rights that Datek has issued to other of its officers and employees) will become exercisable, subject to some conditions, to the extent otherwise vested in accordance with their terms at and after the effective time of the merger. The hedge options that Island has issued to Datek for use in connection with these stock appreciation rights are exercisable, subject to some conditions, only upon and to the extent that holders of these stock appreciation rights actually exercise these rights.

     - The merger agreement generally requires Instinet to cause Island, as a subsidiary of Instinet following completion of the merger, to provide employee benefits substantially comparable to those made available to similarly situated Instinet employees. To the extent permitted by applicable law, Island employees generally will be given credit for all service with Island under all employee benefit plans, programs, policies and arrangements. Additional information regarding Instinet's obligations with respect to employee benefit plans and commitments can be found under "The Merger Agreement and Related Agreements -- The Merger Agreement -- Employee Benefits."

     - Under the merger agreement, Island is permitted to pay the reasonable out-of-pocket expenses of its stockholders, up to an aggregate maximum of $2.5 million, incurred in connection with the negotiation, execution, delivery and performance of the merger agreement and related agreements. The principal Island stockholders and other significant stockholders of Island have incurred and expect to continue to incur such expenses for which payment by Island has been or will be sought.


     Island's directors, executive officers and their affiliates did not own any Instinet common shares as of August 1, 2002.

OPERATIONS FOLLOWING THE MERGER

     Following the merger, Island will be a wholly-owned subsidiary of Instinet. Upon consummation of the merger, Edward J. Nicoll will become the chief executive officer of Instinet. Mark Nienstedt, Instinet's current acting president and chief executive officer, and chief financial officer, will serve as president and also continue as chief financial officer of Instinet. Jean-Marc Bouhelier, currently Instinet's chief operating officer, will become chief operating officer of Instinet's global agency brokerage business and Matthew Andresen, the current chief executive officer of Island, will serve as chief operating officer of Instinet's Island subsidiary following the merger. Andre Villeneuve would remain chairman of the Instinet board of directors.

     The composition of Instinet's board of directors will remain unchanged except that it will be increased by four members to add Mr. Nicoll and three representatives of Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners in accordance with the Island stockholders agreement.

     Following the merger, Island's current executive officers will continue to serve in the same positions they held immediately prior to the merger and the board of directors of Island will be modified to consist only of the directors of Instinet Merger Corporation prior to the merger. The stockholders of Island will become stockholders of Instinet, and their rights as stockholders will be governed by Instinet's amended and restated certificate of incorporation and bylaws and the laws of the state of Delaware. See "The Merger Agreement and Related Agreements" and "Comparative Rights of Instinet and Island Stockholders."


                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

 THE MERGER AGREEMENT

     The following summary is qualified in its entirety by reference to the merger agreement.

 THE MERGER

     In the merger, Instinet Merger Corporation, a wholly-owned subsidiary of Instinet, will merge with Island. The surviving corporation will be named Island Holding Company, Inc. and will be a wholly-owned subsidiary of Instinet.

  WHAT ISLAND STOCKHOLDERS WILL RECEIVE IN THE MERGER


     For each Island Class L common share and each Island Class A common share you own, you will receive a number of Instinet common shares determined in accordance with the merger agreement. The total number of Instinet common shares to be issued in respect of all outstanding Island Class L and Class A common shares will not exceed 85 million shares and is determined by:

          1. starting with 85 million Instinet common shares, the maximum number of Instinet common shares to be issued in the merger;

          2. then subtracting a number of Instinet common shares determined by dividing:

             (a) the difference between the value of all Instinet common shares issuable in respect of Instinet warrants and stock options, or subject to Instinet stock appreciation rights, to be issued in exchange for Island warrants, stock options and stock appreciation rights in the merger, and the aggregate exercise, strike or base price of such warrants, stock options And stock appreciation rights set forth in the schedules to the merger agreement, by

             (b) the average trading price of an Instinet common share during a specified period ending shortly before the merger, after adjusting for the $1.00 per share cash dividend expected to be paid with respect to each Instinet common share prior to closing for days in the period prior to the date Instinet common shares begin trading "ex dividend"; and

          3. then subtracting a number of Instinet common shares determined by dividing:

             (a) one-half of the aggregate exercise, strike or base prices of all Island warrants, stock options and stock appreciation rights outstanding on June 9, 2002 and not forfeited without exercise prior to closing, by

             (b) the average trading price of an Instinet common share as determined above; and

          4. then subtracting an additional number of Instinet common shares determined by dividing the aggregate exercise or base price of all Island stock options and stock appreciation rights granted after June 9, 2002 by the average trading price of an Instinet common share as determined above.

     The total number of Instinet common shares to be issued (as determined above) will then be allocated among the Island Class L and Class A common shares in accordance with the requirements of Island's certificate of incorporation, as it will be amended prior to completion of the merger.

     On August 6, 2002, the latest practicable trading day prior to the printing of this document, the closing price per Instinet common share on the Nasdaq National Market was $4.50. If that price were the applicable average price, and then adjusted for the $1.00 per share anticipated Instinet dividend, and assuming for purposes of this example only, that the closing of the merger occurred on August 6, 2002, 34.0000 Instinet common shares would be issuable in respect of each Island Class L common share and 0.7067 Instinet common shares would be issuable in respect of each Island Class A common share.

     The number of Instinet common shares to be issued in respect of each Island Class A and Class L common share fluctuates with the average trading price of the Instinet common shares at closing, among other things. Specifically, under Island's certificate of incorporation, both today and as it will be amended prior to completion of the merger, merger consideration with a certain value must be paid to holders of Island Class L common shares before any merger consideration may be paid to holders of Island Class A common shares. The exact market value of the merger consideration to be paid first to the holders of Island Class L common shares depends on the closing date of the merger. As a result, if the market value of all the Instinet common shares to be issued in the merger does not exceed a certain amount at the closing then all Instinet common shares to be issued in the merger will be allocated to Island's Class L common shares and Island's Class A common shares will be canceled without receiving any consideration. Based on the assumptions set forth above, including an assumed closing date of August 6, 2002, this would occur if the average trading price of an Instinet common share determined at the closing were below approximately $3.90, before adjusting for the $1.00 per share expected Instinet dividend.

     Instinet will not issue fractional shares in the merger. As a result, the total number of Instinet common shares that an Island stockholder will receive in the merger will be rounded down to the nearest whole number (after taking into account all certificates delivered by such holder) and such stockholder will be entitled to receive a cash payment, based on the average trading price for an Instinet common share as determined above, for the value of the remaining fraction of an Instinet common share that would otherwise have been received. No interest will be paid with respect to such cash payments or any dividends or distributions declared or paid on the Instinet common shares issued in the merger.

TREATMENT OF ISLAND STOCK OPTIONS, WARRANTS AND STOCK APPRECIATION RIGHTS

     Except as provided below, each outstanding Island stock option or warrant will be converted in the merger into an option or warrant, as the case may be, to purchase the number of Instinet common shares determined by multiplying the number of Island common shares subject to the option or warrant, as applicable, immediately prior to the completion of the merger by the number of Instinet common shares allocated to each Island Class A common share in the merger. If, as described above, Island's Class A common shares are canceled without receiving any consideration in the merger, stock options and warrants to purchase Island Class A common shares will likewise be canceled.

     In addition, each Island stock appreciation right with respect to an Island Class A common share that is outstanding immediately before completing the merger will become a stock appreciation right with respect to a number of Instinet common shares equal to the number of Instinet common shares, if any, issuable in exchange for each Island Class A common share. The exercise, strike or base price per Instinet common share for each of these options, warrants and stock appreciation rights will be the exercise, strike or base price per Island common share applicable to that option, warrant or stock appreciation right, as the case may be, immediately prior to the completion of the merger divided by the number of Instinet common shares allocated to each Island Class A common share in the merger. The replacement options, warrants and stock appreciation rights will generally have the same terms and conditions as were applicable under Island option plans, warrants and stock appreciation right plans, respectively.

     Instinet will file with the SEC no later than the business day following the merger a registration statement to register Instinet common shares issuable upon exercise of replacement employee stock options to acquire Instinet common shares, and to maintain the effectiveness of registration statements covering these assumed employee stock options for so long as the employee stock options remain outstanding.


                            INFORMATION ABOUT ISLAND

OVERVIEW

     Island, through its subsidiaries, is a leading electronic securities marketplace. Island has assembled a large liquidity pool of orders to buy and sell securities that are published in its marketplace. Island believes that the foundation of its business is its proprietary technology, which enables Island to offer low cost, rapid and reliable order display and matching services to its customers.

     Island's subscriber customer base includes over 800 broker-dealer and institutional trading customers, including program trading firms, traditional market makers, ECNs, online brokerage firms and active trading firms, and traditional institutional investors, such as mutual funds, pension funds and hedge funds. Island also has non-subscriber customers that access its marketplace to execute trades against the limit orders in its liquidity pool.

     Island's predecessor was formed in 1987, and its marketplace was originally developed in 1996 and designated as an ECN in 1997 by the SEC. Island's principal executive offices are located at 50 Broad Street, New York, New York 10004 and its telephone number at that address is (212) 231-5000.

PRODUCTS AND SERVICES

     Island offers its customers a range of products and services, including:

  MATCHING SERVICES

     Island's core service is the automated matching of buy and sell orders for equity securities. Island's system is comprised of a continuously updated listing of buy orders and sell orders that are entered by its customers. As new orders are entered into the system, they are compared to the existing orders. If a match is found, the orders are matched immediately. If a match is not found, the unmatched orders are added to Island's order book until a matching order is entered, or until the subscriber customer cancels the unmatched order. Island provides this matching service for Nasdaq-quoted securities and NYSE- and AMEX-listed securities.

  CONNECTIVITY SERVICES

     Customers can access Island's marketplace either directly, through the use of Island's proprietary technology, or through third-party trading platforms for which Island has developed various products to allow those trading platforms to interface with its marketplace. Products that Island has developed to access its marketplace include:

     - OUCH(sm). OUCH(SM) is one of Island's proprietary protocols. It provides subscriber customers with a fast, efficient means of entering orders in Island's marketplace. OUCH(SM) allows investors to access the marketplace, either directly or through a third-party trading platform, to place orders and monitor order and trade information. All orders, whether entered by direct OUCH(SM) users or users of Island's other connectivity products, are entered into Island's core matching engine through the OUCH(SM) protocol.

     - Inlet(R). Inlet(R) is Island's proprietary Java-based, web-accessible market data and order handling platform that permits subscriber customers to place orders in Island's marketplace.

     - FIX Connectivity Products. Recognizing that the Financial Information Exchange, or FIX, protocol was becoming one of the most widely adopted messaging standards in the securities industry, Island began developing FIX connectivity products in 1999. Island's FIX connectivity products allow subscriber customers and vendors that have adopted the FIX protocol to connect to Island's marketplace quickly without incurring significant additional technology costs.

     - IslandNet(sm). IslandNet(SM) is Island's managed network service that provides simplified connectivity to Island's marketplace and fully-redundant access over a private network to its full suite of products, including OUCH(SM), ITCH(R), FIX products and Inlet(R).

     - Connectivity to Other Third-Party Systems. Island has partnered with other leading providers of front-end trading platforms, network services and trade and order management systems to expand access to Island's matching services and data information. These third-party systems generally connect to Island's marketplace through OUCH(SM) or FIX and then redistribute this connectivity to their customers.

  DATA SERVICES

     - The ITCH(R) Data Feed. ITCH(R) is one of Island's proprietary protocols. Through ITCH(R), Island provides a vendor level data feed service that disseminates Island's order and trade information. This data feed contains information concerning buy and sell orders, last match price, and other information that is specific to Island's system. Island has entered into arrangements with data vendors that repackage this data feed and sell it to others.

     - BookViewer(R). BookViewer(R) is Island's proprietary web-based application that provides a free, real-time, interactive medium for investors to view Island's order book.

  ORDER DELIVERY SERVICE

     Service Bureau. Island's service bureau takes advantage of Island's connectivity to the marketplace by wholesaling bundled, anonymous access to selected market centers to broker-dealer users of third-party front-end providers. Customers desiring anonymity for particular trades and connectivity to other marketplaces can utilize Island's service bureau services for delivering their orders to other market centers or alternative liquidity sources.